EXHIBIT10.13
TRANSLATION FROM HEBREW

State of Israel
Ministry of Industry and Trade, Office of the Chief Scientist
Technological Innovation Incubator Program Administration

Date: August 18, 2005
Registered

To:
Kinneret Savitsky
BioLine

Dear Sir or Madam,
Re: Agreement to Establish a Center run as an Incubator:
File: 35583

Enclosed please find an agreement/amendment to an agreement for the operation of a technological innovation center as an incubator, signed by all parties.

Please confirm the receipt of this agreement in writing.

Sincerely,
<Signature>
Rina Pridor
Director, Technological Innovation Incubator Program

Rubber stamp: Received: 8-28-2005

Agreement to Operate a Biotechnology Incubator

Drawn up and signed in Jerusalem on _________

Between

The Government of Israel, on behalf of the State of Israel, represented by the Chief Scientist and the Controller of the Ministry of Industry, Trade, and Employment (hereinafter “the State”);

And

The BioLine Innovations Jerusalem Limited Partnership Biotechnology Incubator, corporate No. 550218853 by Yuri Shoshan, ID No. 321101347

and Morris Laster, ID No. 069455137

Its authorized signatories (hereinafter “the Incubator”);

Whereas

The Incubator is a center for biotechnological research and development run as an incubator, as designated in the operating plan attached to this agreement, marked Appendix A;

And whereas

The Incubator commits itself to operate as a Type-2 Incubator, pursuant to the Guidelines issued by the director general of the Ministry of Industry and Trade, No. 8.4 (hereinafter “the director general’s Guidelines”), the provisions of this agreement, the operating plan, the certificate of approval, and the statement of commitment to the entire project and the directives of the Biotechnology Incubator Committee (all of them together: “the Provisions”);

And whereas

The State is interested in the operation of the incubator as a physical, organizational, professional, marketing, and business framework for research and development projects in the field of biotechnology with commercial purposes, and all of this, as detailed in the present agreement;

Now therefore be it stated, agreed, and stipulated by the parties as follows:

1.
1.1	The preamble to this agreement and its appendices are integral parts thereof.
1.2	All definitions not stated in this agreement are to be understood as defined in the director general’s Guidelines.
2.	The representative of the State for the purposes of this agreement is the Chief Scientist of the Ministry of Industry and Trade (hereinafter “the Chief Scientist”) or his representative.
3.
The purpose of this agreement is to govern the State’s support for the operation of the incubator, which will provide a physical, organizational, professional, marketing, and business framework for research and development projects in the field of biotechnology with commercial purposes (hereinafter “the Incubator Project” or “the Incubator Projects”).

4.
The term of this agreement shall be a period of six years, beginning on January 1, 2005, and concluding on December 31, 2010 (hereinafter “the Term of the Agreement”). The Incubator will be entitled to submit, after the lapse of 48 months from the beginning of the Term of the Agreement, a request to extend the Term of the Agreement by three additional years. Should such a request be submitted, the Biotechnology Incubators Committee, as defined below, is entitled to reject it or approve it, to stipulate conditions, or to introduced amendments to this agreement or to set a shorter extension period. The Biotechnology Incubators Committee shall notify the Incubator in writing of its decision on the request for an extension within 90 days. Should the extension of the Term of the Agreement be approved, the Incubator shall be entitled to sign the extension document within 30 days of receiving notification from the committee.

5.	Definitions
5.1
State Loan: The loan approved by the Biotechnology Incubators Committee for the Incubator for a project for its implementation, pursuant to the Certificate of Approval for the implementation of that project and in keeping with the Provisions.

5.2	Project agreement: an agreement between a Type-1 Biotechnology Incubator and the Project Company, as defined below.
5.3	The Biotechnology Incubators Committee: as defined in section 2.4 of the director general’s Guidelines (hereinafter “the Committee”).
5.4	Franchise holder: as defined in section 2.4 of the director general’s Guidelines.
5.5	Project company: as defined in section 2.5 of the director general’s Guidelines.
5.6	Type-1 Biotechnology Incubator: as defined in section 2.3.1 of the director general’s Guidelines.
5.7	Type-2 Biotechnology Incubator: as defined in section 2.3.2 of the director general’s Guidelines.
5.8	Incubator: a type-1 or type-2 Biotechnology Incubator as defined above.
5.9	Entrepreneur: as defined in section 2.2 of the director general’s Guidelines.
5.10
Certificate of Approval: A certificate signed by the Chief Scientist, stipulating the conditions of implementation of the R&D work by every Project Company and/or Project that is housed in the Incubator, and governing the issuing of state loans to the Incubator and/or the Project Company and/or the Project.

5.11	Encumbered Project Assets: As defined in section 5.14 of the director general’s Guidelines.
5.12	Incubator Project: As defined in section 2.6 of the director general’s Guidelines.
5.13
Intellectual Property: The expertise and experience accumulated by the Incubator and/or the Project Company and/or anyone acting on their behalf, the trade secrets that are relevant, directly and/or indirectly, to the operation of the Incubator and/or the Project Company and/or the Project, as well as the patents, copyrights, trademarks, trade names, trade secrets, inventions, samples, processes, computer programs, technical data, any agreement and/or license for implementing the project in any stage whatsoever, specific trials on an animal model, synthesis of compounds, preclinical trials and their outcomes, and any other intangible rights, whether registered or not registered, associated with the operation of the Incubator and/or the Project Company and/or the Project.

5.14	Interest: As per the interest rate set in the Award of Interest and Linkage Law 5721-1961.
5.15
Operating plan: the plan for operating the incubator submitted to and approved by the Committee and/or as it may be updated from time to time with the approval of the Committee, including the operating budget of the Incubator, all as stipulated in Appendix A.

5.16	Project Implementation: As defined in the Certificate of Approval for that Project and pursuant to the director general’s Guidelines.
5.17
Allowed Overhead: A payment by a Project Company and/or Project to the Incubator on account of outlays for project overhead, in a total amount not to exceed 20% (twenty percent) of the labor costs in the approved budget of that Project Company and/or Project.

6.	The Incubator hereby affirms as follows:
6.1
That it is organized and registered as an Israeli for-profit corporation whose goal is the successful operation of the Incubator. The details of its incorporation, including its certificate of incorporation and an up-to-date report from the Office of the Registrar of Companies, its bylaws, founders’ agreement, and statement of signatory rights certified by the Incubator’s attorney are attached to the present agreement as Appendix B.

6.2
That, no later than the end of three months from the date of signing of this agreement, the Incubator will operate and be the owner or have leasehold rights of an appropriate structure approved in advance by the Committee for the housing and implementation of at least eight projects with approximately five employees per project. The structure will also include the infrastructure appropriate for the operation of a central equipment lab, as detailed in section 7.6 of the present agreement (hereinafter “the Structure”). Any change in the identity and/or nature of the leasehold shall require the advance approval of the Incubators Committee.

6.3
That it has the expertise, experience, and professional and economic capacity to manage the incubator pursuant to this agreement and the Provisions, and to provide the Project or Projects with a physical, organizational, professional, marketing, and business environment for conducting research and development in the field of biotechnology for commercial purposes.

6.4
That it has access to first-class consulting services, including in the following fields: legal counsel, patents, quality control, regulatory affairs and clinical trials, information management, and bookkeeping and financial advice.

7.	The Incubator undertakes:
7.1	To prepare the structure and make it suitable for the needs of running the Project or Projects, as may be required.
7.2
To manage the incubator, with all its functions, by means of an administrative staff, in a professional manner, in keeping with the Provisions and to faithfully satisfy all provisions that may be in force at that time.

7.3	To employ a fulltime general manager for the incubator, with the appropriate skills (hereinafter “General Manager”).

7.4	To employ a fulltime administrative director for the incubator, as well as a secretarial and bookkeeping staff with the appropriate skills, proportional to the scale of the incubator’s activities.
7.5
To employ, in addition to the above, one assistant manager with the professional and business skills appropriate for the field for every three projects being carried out in the incubator, starting from the first project.

7.6	To establish and operate a central lab for all the projects (hereinafter “the Lab”).
7.6.1
  To employ a fulltime manager or operator of the central Lab, with the appropriate skills. During its first year of activity the Incubator is entitled to satisfy this obligation by means of an outside contractor that runs the Lab and/or to employ a part-time manager only.

7.6.2	To set up and operate the Lab no later than the end of the first year of the Incubator’s activity, as per the requirements included in section 4.2 of the director general’s Guidelines.
7.7	To train the project managers to work according to quality principles.
7.8
To operate the Incubator for at least six years and to invest in its operation an annual sum of not less than NIS 2,700,000 (two million seven hundred thousand) for each year of operation (as defined below) for the Term of the Agreement (hereinafter the “Total Investment”). The Total Investment will be linked to the Consumer Price Index published in February 2004. The Total Investment will be updated once at the start of each year as a function of the rise in the index from February 2004 to January of that year (hereinafter the “Updated Total Investment”). It is stipulated that should the cumulative change in the index be negative, the Total Investment will not be decreased. To eliminate any doubt, the Total Investment shall be in addition to the supplementary financing required for each Incubator project and for the Allowed Overhead as part of the Project’s approved budget project, and in addition to financing equipment for the Lab and its maintenance, as stipulated in section 7.6 above.

7.9	Bank Guarantee
7.9.1
  To guarantee the Incubator’s undertakings under the present agreement, the Incubator and/or its controlling party will convey a linked bank guarantee payable to the State in the amount of NIS 8,100,000 (eight million one-hundred thousand), linked to the Consumer Price Index published in February 2004, which will remain in force until the passage of three months after the Term of the Agreement, in the form attached to the present agreement as Appendix C.

7.9.2
  It is stipulated and agreed that after the lapse two years from the start of the Term of the Agreement, the amount of the bank guarantee to the State will be reduced on account of any reported outlays approved by the Chief Scientist and included in the approved budget of the Incubator. This reduction will be at the rate of 50% (fifty percent) of the outlays reported as above, which will not be less than NIS 500,000 (five hundred thousand), but the sum of the Guarantee will not fall, in any case and at any time, to less than NIS 1,500,000 (one million five-hundred thousand), and as specified in Appendix C to the present agreement.

7.10
Not to charge any fee to the Project Company and/or an Incubator Project for the operation or use of equipment in the Lab and/or any other expenditure associated with the Lab or for the personnel to run it, beyond the Allowed Overhead, except for payments for materials and consumables that may be required to conduct the project.

7.11	To obtain the Committee’s approval for any transfer of controlling interest in the Incubator. For this purpose “Control” is as defined in the Securities Law 5722-1968.
7.12
To manage the State Loan to the project in a professional manner, pursuant to the Provisions. Any outstanding balance of the State Loan that has not yet been made available to the Project Company and/or Project, for any reason whatsoever, shall be invested exclusively in interest-bearing bank deposits or government securities.

7.13	To use the State Loan for projects exclusively to support projects under the present agreement.
7.14
To maintain proper audited books of all of the Incubator’s activities, as per all laws and regulations, and in keeping with Generally Accepted Accounting Principles, to permit examination by the Chief Scientist or his representative at any time.

7.15	To submit a report summarizing the activities of the incubator for that period to the Office of the Chief Scientist, every six months after the start of the Term of the Agreement.
7.16
To submit to the Office of the Chief Scientist an annual trial balance for all of the Incubator’s financial activities, for each six months of activity. This shall include details of all moneys paid out on account of the State Loan and all moneys spent by the Incubator, for each six months of activity.

7.17
To submit to the Office of the Chief Scientist for every calendar year running from January 1 through December 31st (hereinafter the “Fiscal Year”), starting on the date of the signing of this agreement, a financial statement approved by an accountant that covers all of the Incubator’s financial activities and that includes full information about all moneys paid out on account of the State Loan to Projects and all moneys spent by the Incubator, for the entire Fiscal Year (hereinafter “Yearly Financial Statement”), no later than 90 days after the end of the Fiscal Year.

7.18
To submit the aforesaid reports and statements, pursuant to the Chief Scientist’s regulations for financial statements and technical reports, on the forms that may be specified by the Chief Scientist and as may be modified from time to time.

7.19
To identify, study, and select appropriate project or projects to be run as part of the Incubator. The selection of project or projects and their acceptance for the Incubator shall be at the Incubator’s discretion, in keeping with the list of criteria for the approval of projects attached to the present agreement and labeled Appendix D.

7.20	To help project developers identify, interview, and hire appropriate researchers for the projects.
7.21
To provide the projects with administrative services, including secretarial services, maintenance, purchasing, bookkeeping, and computer infrastructure and services, as required for the efficient and effective operation of each project, all in keeping with the project agreement and in keeping with the terms that may be agreed upon between the Incubator and the Project Company and/or the Project.

7.22	To provide the Projects with professional assistance and guidance so that they can carry out their R&D efficiently and professionally.
7.23
For each Project that has received a Certificate of Approval, to make available supplemental financial resources, in addition to the State Loan, as required for carrying out the R&D work on the Projects (the “Supplementary Financing”).

7.24
To assist the Projects in registering and/organizing as commercial entities, if necessary, to draw up a business plan, to organize for marketing and raising capital for the further successful operation of the Project and its development as a commercial venture.

7.25	To manage, faithfully and separately for each project, the budget of that Project, including the State Loan for the Project transferred to the Incubator for implementation of the project.
7.26
To conduct an administrative, financial, and professional audit of the implementation of each project and its progress as per the Project plan, and to fulfill all of the obligations incumbent on the Incubator under Certificates of Approval.

7.27	Services supplied to Projects
7.27.1
To provide the Projects with access to consulting and oversight services in the following domains: bookkeeping and auditing, legal counsel, patents, quality control, information management, regulatory affairs and clinical trials, to be provided by service providers who are known to the Committee and/or substitutes approved by the Committee as being of acceptable scope and quality.

7.27.2
  Not to deviate from the Allowed Overhead permitted by the director general’s Guidelines, with regard to the collection of payments from Projects in the Incubator for services provided to the Projects by the Incubator.

7.28	That the signatories below are authorized to bind it with regard to the present agreement.
7.29
Against the State Loans to be granted to the Incubator on account of the Projects, the Incubator will record to the benefit of the State a first-degree floating lien, as in the form attached as Appendix E, on all of the Incubator’s assets, including restriction of the transfer and/or registration of rights in the technologies created by the Projects during the term of the Incubator, and all equipment that may be purchased for use by the Project. The Incubator shall be required to notify the Incubators Administration about the assets covered by the aforesaid lien, pursuant to the procedures of the Technological Innovations Incubator Program of the Office of the Chief Scientist. To eliminate all doubt, in no case shall the Incubator and/or Project Company be entitled to sell the equipment stated in the present section 7.29, or any part thereof, or to transfer it in any fashion whatsoever to a third party, or to create additional liens on it, without the written agreement of the State, until it has fully repaid the State Loans to the State. All revenues from realization of the lien and/or liens shall be divided pro rata between the State and other creditors, as per law and regulations.

7.30
That a Project will remain in the incubator only for the period of its implementation. The Incubator shall be entitled to appeal to the Committee and request an extension of the period. The Committee is entitled to approve the extension of the period at its exclusive discretion, as stipulated in the director general’s Guidelines.

7.31	Intellectual Property
7.31.1
For a Type-1 Biotechnology Incubator: That it will not own the intellectual property associated with the Projects and/or owned by the Project Companies and/or licensed by them and will have no call or claim on it. A Type-1 Biotechnology Incubator will guarantee that the intellectual property is in the exclusive ownership of the Project Company and that the Project Company and/or those acting on its behalf will not permit any use and/or transfer of the intellectual property to a third party.

7.31.2
For a Type-2 Biotechnology Incubator: That the intellectual property will be in its exclusive ownership and that it and/or anyone acting on its behalf will not permit the use and/or transfer of the intellectual property to a third party, except for the Project Company and/or pursuant to the provisions of section 12 below, and subject to section 7.1 in the director general’s Guidelines.

7.31.3
That the agreement between the Project Companies and/or Type-2 Biotechnology Incubator with any third party includes, but not exclusively, university technology transfer companies and/or research institutes, in everything associated with the projects:

7.31.3.1      With regard to intellectual property that existed prior to the Project, the Incubator will acquire ownership rights in the intellectual property or the grant of an exclusive and irrevocable use license from a third party to the Project Company and/or Type-2 Biotechnology Incubator.
7.31.3.2      The aforesaid third party shall not be granted any rights in the intellectual property beyond those already possessed by said third party when the irrevocable use license was granted or acquisition of ownership rights to the intellectual property by the Project Company or the Type-2 Biotechnology Incubator and on account of which the Project Companies or Type-2 Biotechnology Incubator have received a use license.
7.31.3.3      The aforesaid notwithstanding, in the case of Projects that have failed or have been terminated, an aforesaid third party shall be entitled to acquire rights in the intellectual property associated with the Project and/or created by it, subject to the Provisions and the approval of the Committee, if it agrees to assume all of the Incubator’s obligations to the State with regard to the Project, and in particular section 7.1 of the director general’s Guidelines.
7.31.4	Any transfer of knowledge to a third party is subject to the director general’s Guidelines.
8.	The State undertakes to act in accordance with the Provisions:
8.1	To convey to the Incubator the State Loan for the Project on account of which the Certificate of Approval was issued, provided that the Incubator meets its full obligations pursuant to the Provisions.

8.2
To grant the Incubator a loan to purchase equipment for the central Lab, in an amount of up to 50% of the cost of the equipment, at the time of the purchase, with regard to purchases throughout the Term of the Agreement. The purchase of any item of equipment shall require the approval of Committee and said item will be covered by the lien on the assets of the Incubator as stated in section 7.19 above. When it is no longer in use the relative portion of its depreciated value or its market price on the date when it ceases to be in use, whichever is less, will be returned to the State and the lien in favor of the State removed from it.

9.	Shares of the Incubator Project Companies:
The Incubator shall be entitled to acquire up to 70% of the share capital of each Project Company, pursuant to what the provisions of sections 5.11.6 through 5.11.8 of the director general’s Guidelines.
10.	Project Assets on which the State holds a lien:

11.
As stated in section 7.29 above, against the State Loans granted to the Incubator on account of the Projects, the Incubator will record to the benefit of the State a first-degree floating lien on all assets of the incubator, including restriction of the transfer and/or registration of rights in the technologies created by the Projects during the term of the Incubator, and all equipment that may be purchased for use by the Project. The Incubator shall be required to notify the Incubators Administration about the assets covered by the aforesaid lien, pursuant to the procedures of the Technological Innovations Incubator Program of the Office of the Chief Scientist. In addition the Incubator undertakes to transfer the lien to the shares of the Project Companies when they are established, pursuant to section 5.14.1 of the director general’s Guidelines. For additional allocations of shares:

11.1
The initial allocation of shares in the Project Company as stated in section 9 above shall be of the same category. Subject to this, it shall be possible to allocate shares of different categories in the Project Company.

11.2
The allocation of a category of shares to the Incubator and/or to a party associated with the Incubator of any type that bears rights other than those of the encumbered shares shall be possible only in the following conditions:

11.2.1
Should the said allocation of shares be in the context of the inclusion of the Incubator and/or some party associated with the Incubator to a third-party investment in the Project Company, on terms worked out by said third party and the Project Company in an arms-length agreement, and the Incubator or party associated with the Incubator makes less than 50% of the investment in the Project Company in that round of investment, the Incubator will notify the Committee as to the existence of the agreement within seven (7) days of the signing of said agreement.

11.2.2	In any other case, an allocation of shares shall be made only after written approval has been obtained from the Committee.
“Party associated with the Incubator”: an individual or corporation with a controlling interest in the Incubator or one in which the Incubator or controlling party in the Incubator holds more than 25% of its shares, directly or indirectly.
“Third party”: A party that neither the Incubator nor a party associated with the Incubator.
“Control”: as defined in the Securities Law 5728-1968.
11.3	No additional allocation of shares shall be made other than against cash, except with the approval of the Committee.

12.	Sales of encumbered Project assets
12.1
The Incubator shall be entitled to sell encumbered assets of the Project that are in its possession at any time, at its exclusive discretion, on sole condition that when encumbered project assets are sold the Incubator makes use of the proceeds of the sale as follows:

12.1.1
A Type-1 Biotechnology Incubator and/or its shareholder shall be entitled to sell their shares in the Project Company, including the encumbered assets of the Project, at any time and at their exclusive discretion, on condition that at least 25% of the proceeds of any sale be transferred by the Incubator and/or its shareholders to the State, against repayment of the State Loans to the Project, as per section 13 below.

12.1.2
A Type-2 Biotechnology Incubator and/or its shareholders shall be entitled to sell their shares in the Project Company, including the encumbered assets of the Project, at any time and at their exclusive discretion, on condition that at least 25% of the proceeds of any sale be transferred by the Incubator and/or its shareholders to the State, against repayment of the State Loans to the Project, as per section 13 below.

12.1.3
In any case of a sale of the technology in full and/or grant of an exclusive use license in any of the intellectual property assets, the State Loan given to the Incubator Project shall be repaid in full.

12.1.4	Should the technology be split up so as to grant more than one use license, an amount equivalent to 25% of the proceeds for each license.
12.2
In any case, the total of all moneys transferred to the State on account of sales as stated in the present section shall not exceed the total of the State Loan to the Incubator for that Project Company and/or Project, plus interest and linkage to the Consumer Price Index, as stated in section 13.

12.3
For a Project Company: After full repayment of the balance of the State Loan, plus interest, the remaining proceeds of the sales of the Incubator’s shares in that Project Company shall be full owned by the Incubator and the State shall have no claim or demand on it.

For an Incubator Project: After full repayment of the balance of the State Loan, as stipulated in section 13 below, with regard to a particular project, the encumbered Project assets for that Project will be removed from the lien, in accordance with the procedures of the Technology Innovation Incubators Program of the Office of the Chief Scientist, and the State shall have no claim or demand on them. The State will give its approval in the form attached as Appendix F.
12.4
The grant of an option to acquire the base shares to be transferred by the Incubator to employees of that Incubator Project shall not be considered to be a sale for the purposes of the present section.

12.5
The lien on encumbered project assets, in whole or in part, shall be removed immediately after payment to the State in keeping with section 13 below. If only part of the lien has been removed, the State’s rights to receive the balance of the proceeds pursuant to this section must be retained, subject to the Provisions and to section 7.31 above.

13.	Repayment of the State Loan to the Project:

13.1	The Incubator may repay the State Loan to the Project in cash, on the following terms:

13.2	During the term of implementation of the Incubator Project, repayment shall be in exchange for the nominal value of the State Loan, plus interest.
13.3
During the first two years after the end of the term of the Incubator Project the terms of section 13.2 shall remain in force, on condition that the Incubator undertakes to continue to operate the Project Company and/or the Project on a similar scale.

13.4
For the next three years, the terms of section 13.2 shall remain on force, on condition that the Incubator undertakes to continue to operate the Project Company and/or the Project on a similar scale, but the interest on the State Loan in these years shall be doubled.

13.5
The state will remove the lien from the encumbered Project assets in an amount proportional to the fraction of the State Loan that has been repaid. In addition, the State will remove the lien from the relative part of the encumbered Project assets in an amount proportional to whatever sums have not been transferred to the Project and have been returned to the State. The removal of the lien shall be according to the procedures of the Technological Innovations Incubator Program of the Office of the Chief Scientist.

13.6
Should the Incubator breach its undertakings under the Provisions, or some of them, and without derogating from other remedies available to the State under this agreement or by law, the Incubator shall repay to the State, immediately upon its first demand and no later than 30 days thereafter, all sums it has received on account of the State Loan for the Projects and that have not yet been transferred to the Project Company and/or the Project and/or moneys that have been transferred to the Project Company and/or the Project that deviate from the terms of the Certificate of Approval, plus linkage differentials and interest, in the meaning of the Award of Interest and Linkage Law 5721-1961.

13.7
If the Incubator received a State Loan for Projects, but a liquidation order or bankruptcy order has been issued against it, or it has decided on its voluntary liquidation, before all of its obligation under the present agreement and/or the directives and/or the Certificate of Approval and/or the statement of commitment have been fulfilled, it will be considered as if it had undertaken to pay back the State Loan, including everything purchased using the moneys of said State Loan, before the liquidation order or bankruptcy order was issued or before the decision was taken.

14.	Realization of liens
The State will be entitled to realize its liens on encumbered project assets to repay the balance of the State Loan for that Project:
14.1.1	At the expiration of 8 years from the issuance of the Certificate of Approval for that Project, and after 30 days have lapsed from notification to the Incubator of its intention to do so; or
14.1.2	At any earlier date should an order of liquidation or order of bankruptcy be issued against the Incubator or Project Company or should the latter decide on voluntary liquidation; or

14.1.3	Should the incubator breach its undertakings pursuant to the present agreement and/or the Provisions and/or the Certificate of Approval regarding that project, in some fundamental breach.
15.	The incubator shall not be entitled to transfer any rights or obligations under the present agreement to another party.
15.1
The aforesaid in section 15 notwithstanding, the Incubator shall be entitled to transfer and/or to assign its right to repayment of the State Loan to any third party, as stated in section 13 above. However, nothing in this shall be deemed to release the Incubator from any of its obligations under the present agreement. The Incubator undertakes to notify the State in writing immediately upon any assignment or transfer as stated.

15.2
The agreement by any parties to deviate from any conditions whatsoever of the present agreement, in a specific case or in a series of cases, shall not serve as a precedent and nothing shall be inferred from it for any other cases in the future.

15.3
Should either of the parties fail to enforce or enforce tardily any right whatsoever granted it pursuant to the present agreement under law, in any case or in a series of cases, this shall not be seen as a waiver of said right or of any other rights whatsoever.

16.
Any notice or warning related to any matter that derives from the present agreement shall be sent by one party to the other by registered mail, to the addresses indicated below, and will be considered to have been received by the addressee within 72 hours of the posting of the letter that includes the notice or warning.

The State: Incubators Administration, Office of the Chief Scientist, Ministry of Industry and Trade, POB 50031, 61500 Tel Aviv
The incubator:
17.
All of the conditions of sections 4, 6, 7, 10, 11, and 12, are fundamental conditions. The breach of any one or more of them is fundamental breach under the Law of Contracts (Remedies for Breach of Contracts) 5731-1970. The present section is to be amended in accordance with the final draft.

18.	The incubator will have the present agreement stamped and will be responsible for the stamp tax.

In witness whereof the parties have affixed their signatures on the date stated at the beginning of this agreement.

The State:
<rubber stamp and signature> Raanan Dinur, director general

<Signature>
The Chief Scientist

<Signature>
the Controller

Rubber stamp: BioLine Innovations Jerusalem Limited Partnership By its General Partner, BioLine Innovations Jerusalem Ltd.

/s/ Morris Laster
Name of signatory: Morris Laster

Rubber stamp: BioLine Innovations Jerusalem Limited Partnership By its General Partner, BioLine Innovations Jerusalem Ltd.
/s/ Yuri Shoshan
Name of signatory: Yuri Shoshan

Version: January 26, 2005

Yigal Arnon and Co., Advocates and Notary

Jerusalem, January 16, 2005
Ref. 9218
To:
Ms. Rina Pridor
Technological Incubators Administration
Hamered 29, Tel Aviv

Dear Madam,

Re: Confirmation of Authorized Signatories, BioLine Innovations Jerusalem, Limited Partnership

As the attorneys of BioLine Innovations Jerusalem Limited Partnership (hereinafter “the Incubator”), I hereby affirm that, in keeping with the limited partnership agreement of the Incubator, dated December 23, 2004, the general partner of the Incubator is BioLine Innovations Jerusalem, Ltd. (hereinafter: “the General Partner”). In its capacity as general partner the General Partner will be exclusively responsible for managing all affairs of the Incubator, including that the signature of the General Partner shall bind the Incubator in every matter.

I hereby confirm that Morris Laster and Yuri Shoshan have been authorized by the General Partner to sign the agreement for the operation of a biotechnological incubator by and between the Incubator and the Government of Israel on behalf of the State of Israel, represented by the Chief Scientist and the Controller of the Ministry of Industry, Trade, and Employment. The signature of each of these parties, whether Morris Laster or Yuri Shoshan, on this agreement, without need for the company’s seal or the printed name of the General Partner, binds the General Partner and thereby also binds the incubator in every matter. In addition I hereby verify the signatures of Morris Laster and Yuri Shoshan as follows:

Name	ID number	Signature
Morris Laster	069455137	/s/ Morris Laster
Yuri Shoshan	321101347	/s/ Yuri Shoshan

Sincerely yours,
/s/ Barry Levenfeld

Barry Levenfeld, attorney-at-law

Appendix A: Operating Plan
Office of the Chief Scientist, Technological Incubators Administration
Approved Chief Scientist Budget for an Incubator as a Pilot

Name of incubator: BioLine Innovations Jerusalem   Date:
Name of incubator corporation:  File No.: 35583

Implementation period (for six years): From Jan. 1, 2005 to Dec. 31, 2010–04–22

A	Personnel costs											Total cost, first year	Total cost, 2nd year	Total cost, 3rd year	Total cost, 4th year	Total cost, 5th year	Total cost, 6th year	Total Budget for 6 years
	Surname	Given name	Position	NIS per month	FTE (%)	Months employed (1st year)	Months employed (2nd year)	Months employed (3rd year)	Months employed (4th year)	Months employed (5th year)	Months employed (6th year)
1	Savitsky	Kinneret	CEO		100%	12	12	12	12	12	12
2	Ron	Hannah	VP		100%	12	12	12	12	12	12
3	Kelper	Leah	VP		100%	12	12	12	12	12	12
4	To be determined				100%		12	12	12	12	12
5	Binyamin	Eran	Lab director		100%	12	12	12	12	12	12
6	Levin	Chen	Adm. Director		100%	12	12	12	12	12	12
7	Yunai	Lilach	Secretary		100%	12	12	12	12	12	12
8
9

										Reserve for inflation	3%
B	Subcontractors: Company and service										Total Personnel
1	Payments to members of advisory scientific council

2	Legal counsel
3	PR
4	Regulatory counsel
5	Payments to medical experts
6	Bookkeeping and accountant
7	Intellectual property counsel
8	Program support
C	Equipment – Item/Type	Total Services
1	Office equipment
2	Computer and network
3	Software
4	Setting up central lab
5	Setting up offices
6	Office furniture
D	Miscellaneous	Total equipment
1	Rent and upkeep
2	Municipal services
3	Communications
4	Vehicles for executives
5	Upkeep of central lab
6	Subscriptions to journals and databases
E	Marketing	Total miscellaneous

1	Attendance at conferences
2	Sponsorship of conferences
3	Travel
4	Producing marketing materials
Total marketing
	Signatures	Total Budget
	<rubber stamp>	Total grant to set up lab
	(illegible) Incubator director	??? less grant to set up lab

Appendix B: Incorporation Data of the Company:

BioLine Innovations Jerusalem is a limited partnership, fully controlled (100%) by BioLineRx Ltd. The general partner is BioLine Innovations Jerusalem, a limited corporation established by BioLineRx Ltd. The limited partner is BioLineRx Ltd.

Data of the shareholders in the Incubator (clause 6.1)

Below is a list of the shareholders in BioLineRx Ltd.:

Shareholder’s name	Place of incorporation/ citizenship	Address	Number of shares	Percent of holdings
Teva Pharmaceutical Industries	Israel	P.O. Box 3190, 5 Basel St., Petach Tikva	3,000,000	18.83%
Giza Venture Capital	Israel	40 Einstein St., Ramat Aviv Tower, P.O. Box 17672, Tel Aviv	3,000,000	18.83%
Pitango Venture Capital	Israel	11 HaMenofim St., Herzliyya Pituach	3,000,000	18.83%
Hadasit Ltd.	Israel	P.O. Box 121000, Hadassah Ein Kerem, Jerusalem	2,000,000	12.55%
STAR Ventures	Israel/Germany	11 Galgalei HaPlada, 3rd floor, Herzliyya Pituach	1,500,000	9.41%
Yehuda Zisapel	Israel	24 Raoul Wallenberg St., building C, Tel Aviv	750,000	4.71%
Jerusalem Development Authority	Israel	Municipal Compound, 2 Safra Square, P.O. Box 32226, Jerusalem	400,000	2.51%
Options and shares to be distributed to employees			2,285,024	14.34%

Appendix C: Bank Guarntee

Bank Guarantee
055892

Guarantee No. 741-097800/55-30–0841-0002/4
Date: Oct. 20, 2004

To: State of Israel
via the Office of the Chief Scientist
Ministry of Industry and Trade

Dear Sir or Madame

1.
With regard to the agreement between the State of Israel and BioLine Rx, Ltd. (hereinafter “the Guaranteed”) (hereinafter “the Agreement”) and pursuant to Guideline No. 8.4 (Technological Innovation Centers—Biotechnology Incubators) issued by the director general of the Ministry of Industry and Trade, and at the request of the Guaranteed, we hereby guarantee to you payment of any sum, up to the “Amount of the Guarantee” (as defined below), relevant at the date of your demand, on condition that the total amount of all payments made to you under the present guarantee not exceed the Amount of the Guarantee as at the relevant date.

The “Amount of the Guarantee” means the sum of NIS 8,100,0900.00 (eight million one hundred thousand sheqels) only; but at any time that we receive notification from you that the Incubator has made an approved outlay of at least NIS 500,000 (“Approved Outlay”), as at the date of the submission of said notification to us, the Amount of the Guarantee will be reduced by half the amount of the Approved Outlay. Notwithstanding, the Amount of the Guarantee will not be reduced, at any time or in any circumstances, to less than NIS 1,500,000 (one million and a half).
The Amount of the Guarantee will be linked to the Consumer Price Index as published form time to time by the Central Bureau of Statistics and Economic Research, with the following linkage terms:
“The Base Index” for the purposes of the present guarantee will be the index for September 2004 published on or around the fifteenth of the following month, which is 100.6 points (based on 2002).
“The New Index” for the purpose of the present guarantee will be the most recently published index before receipt of your demand for payment under this guarantee.
Linkage differentials for the present guarantee will be calculated as follows: If the new index is higher than the base index, the linkage differential will be a sum equal to the ratio of the new index to the base index times the Amount of the Guarantee, divided by the base index. If the new index is lower than the base index, we will pay you the sum stated in your demand, up to the Amount of the Guarantee, with no linkage differentials.
2.
The Amount of the Guarantee will be paid to you within 10 days of our receipt of your first demand in writing, and you shall be under no obligation to prove your demands, nor shall we assert against you any defense that might be available to the party requesting this guarantee with regard to the debt to you and without your being required to first demand request the Amount of the Guarantee from the Guaranteed.

3.	This guarantee will remain in force until Dec. 31, 2004. After that time it will be null and void.
4.	Any demand pursuant to the guarantee must be submitted to us at the following address: Kanfei Nesharim 22, Jerusalem.
5.	This guarantee cannot be transferred or assigned.

Sincerely yours,
Bank Leumi le’Yisrael
Givat Shaul Branch

<rubber stamp + /s/ Levana Arojas> Levana Arojas 3123
<rubber stamp + /s/ H. Barak > H. Barak 2732

Bank Guarantee
089947

Date: Dec. 16, 2004

Guarantee No. 741-097800/55-30–0841-0002/4

To: State of Israel via the Office of the Chief Scientist
Ministry of Industry and Trade

Our guarantee to your credit, No. 741-097800/55-30–0841-0002/4

Date: Oct. 20, 2004
In the amount of 8,100,000.00 (eight million one hundred thousand new sheqels only)
For: BioLine Rx Ltd.
Valid through Dec. 31, 2004

We hereby extend the validity of the above guarantee until March 31, 2011.

Consequently, any demand pursuant to said guarantee must reach the undersigned branch, whose address is Jerusalem, Kanfei Nesharim 22, Givat Shaul, by said date, during the hours when the branch is open to the public for business.

A demand that arrives after said time will not be honored.

It is emphasized that a “written demand” as stated above does not include a demand sent to the bank by facsimile, telegram, or any other electronic medium and that such will not be considered to be a demand for the purposes of the present guarantee.

There are no changes to any other terms of the guarantee.

Sincerely yours,
Bank Leumi le’Yisrael
Givat Shaul Branch

<rubber stamp + /s/ Oshrit Bar-Gil> Oshrit Bar-Gil 5835
<rubber stamp + /s/ H. Barak> H. Barak 2732

Appendix D: List of criteria for choosing projects

1.	The project is for the development or improvement of a product or process which is intended for the global biotechnology market.

2.	The product or process is technologically innovative.

3.	A technical-economic and marketing examination has been performed and it shows that success is reasonably probable.

4.	The duration of the project up until it is ready for the entry of an industrial partner or for raising capital for continued development and commercialization shall be up to three years.

5.	All the of the project’s budget finance sources have been settled and there are no other governmental source of development financing for the project and/or incubator other than the state loan.

6.	The project has passed an initial feasibility test as part of the academic research or in any other framework. Initial feasibility testing will not be done as part of this program.

7.
According to an examination, the project has the potential to achieve high returns. The maturity period for the project is long (approx. 10 years from the beginning of development until it reaches the market). The project is capable of raising external capital within 3 years. The technological risk of the project is high and the lion’s share of the research and development shall be done as part of and in the framework of the incubator.

Appendix E: Bond for a type 2 biotechnological incubator

Issued on the _______ day of the month of _________ in the year _______ by ________________________
(hereinafter “the Incubator”)

with the State of Israel (hereinafter “the State”) as the beneficiary

Whereas
to ensure the repayment of all sums that the Incubator owes and/or from time to time may owe the State for the State’s loans to the Incubator to enable the execution of Incubator projects, and to ensure that the Incubator fulfills in full and on time its obligations to the State according to the agreement whereby it shall operate an industrial research and development entrepreneurial center under incubator conditions, an agreement between the Incubator and the State that was drawn up and signed on (date) _____________ (hereinafter “the Agreement”), the Incubator hereby encumbers and mortgages all its assets through this bond, in a senior floating lien with the State as a beneficiary, and hereby assigns all its assets to the State through a floating lien.

Whereas
according to provision no. 8.4 of the director general of the Ministry of Industry and Trade issued on May 2, 2004 (hereinafter "the Director General's Provision") and according to the agreement the Incubator is and/or will be eligible to receive a loan (hereinafter "the Loan") from the State for a Project company and/or a project, as defined in the agreement, for purposes of executing the Project, as specified by law and as specified in the Director General’s provisions;

And whereas	the State has approved the Incubator’s request for funding, in keeping with the certificate of approval, as defined below, and in keeping with the agreement;

And whereas
as a condition of receiving the loan, the Incubator committed itself to encumbering the encumbered assets of the Project, as defined in clause 5.14 of the Director General’s Provision, with the State as the beneficiary;

It is accordingly stipulated in the bond as follows:

1.	The preamble to this bond (hereinafter "the Bond" or "the Certificate of Encumbrance") and the accompanying appendices are inseparable parts of the Bond.
2.	In this Certificate of Encumbrance the following terms shall have the following meanings:
2.1
Approved plan: The plan with all its conditions as it was approved by the Committee on Biotechnological Incubators (hereinafter: “the Committee”) and for whose execution the Incubator has received and/or is eligible to receive a loan pursuant to the agreement.

2.2	Certificate of Approval: A certificate to be signed by the Chief Scientist, for the purpose of funding an Incubator Project as defined in the agreement.
2.3	Project: as defined in the agreement.
3.
In every instance in which there is a contradiction between the provisions of this Bond and the provisions of the Agreement, the provisions of the Bond will override those of the Agreement. Notwithstanding, it is stipulated that the realization of the Bond and lifting of the lien on the assets will be subject to the provisions of the Agreement.

4.	The section headings in this Bond are meant exclusively for ease of reading and are not to be used in its interpretation.
5.
This Certificate of Encumbrance guarantees and shall guarantee the full and exact repayment of all sums of the loan and other sums that the Incubator is to repay to the State and, without derogating from the generality thereof, principal, interest, linkage differentials, guarantees, fees, expenses, realization expenses, legal expenses, and so forth.

6.
As collateral for the full and exact repayment of all the guaranteed sums and by virtue of clauses 165–166 of the Companies Ordinance of 1983 (new version), and/or by virtue of any other legal provision the Incubator hereby encumbers the Incubator’s assets with a senior floating lien. The lien applies to the Incubator’s assets in both their current and any future states, including a restriction on the transfer and/or licensing of the rights to the technologies that were produced by the projects during their period in the Incubator; the lien also applies to any equipment that is purchased for use by the Project (hereinafter “the Encumbered Property”).

7.
The Incubator hereby declares and confirms that there are no other attachments or liens or encumbrances or mortgages on the Encumbered Property or any part of it, or any undertaking to create any such lien or encumbrance or mortgage.

8.
The Incubator hereby undertakes to ensure that the lien it has created through this Certificate of Encumbrance shall be recorded in the Register of Liens of the Registrar of Companies and/or the Registrar of Liens and/or in any other relevant register (hereinafter: “the Registrar”) within the legal time frame. The Incubator also agrees to sign at the State’s request any document, letter, request, or similar document addressed to any agency for purposes of registering the lien in any register.

9.
The Incubator agrees that the lien that is registered by the Registrar in the Register of Liens as stated above shall not be removed from the said Register of Liens until such time as the State provides it with a written declaration to the effect that it agrees to remove the lien.

10.
The State shall be entitled to realize the lien, with itself as the beneficiary, without any need for the Incubator’s consent. The State shall inform the Incubator of its intent to realize the lien thirty (30) days before doing so.

11.	The Incubator undertakes to do the following:
11.1
To insure the physical Encumbered Property beginning from the date this bond is signed and at all times at its full value as is the practice with physical property, against all risks for which similar physical assets are insured, with an insurance company registered in Israel that is legally authorized to sell insurance. The Incubator also undertakes to inform the said insurance company of any notice or instruction regarding the assignment of the rights accruing to the State from the insurance policies of which the State is the beneficiary, according to a formulation that is approved by the State. This formulation shall include among other provisions an irrevocable order to the said insurance company to pay all sums that the Incubator is or shall be entitled to collect on account of all or any part of the encumbered property exclusively to the State and/or to the State’s designated recipient. In addition, the Incubator undertakes to submit to the State confirmation from the said insurance company that it has received the above-mentioned order and that it agrees to abide by it, and that it also undertakes to give the State notice by registered mail about any change or cancellation or expiration of any insurance policy at least thirty (30) days in advance. The Incubator undertakes not to introduce changes into any of its insurance policies without the State’s approval. The Incubator also undertakes to extend the validity of its insurance policies from time to time as necessary throughout the period of the lien, even without any request or demand from the State.

11.2
To fulfill all the conditions of the insurance policies mentioned in clause 11.1 above and to comply with all their restrictions, and to submit copies of all the aforesaid policies to the State. In the event that the State asks the Incubator to introduce any revisions into the insurance policies the Incubator undertakes to make these revisions.

11.3
To preserve the physical Encumbered Property and to maintain it in good working condition, to use it carefully, and to inform the State immediately of any instance of substantive damage to and/or substantive malfunction of and/or substantive defect in the property, and to immediately repair any damage to and/or malfunction of and/or defect that occurs in the Encumbered Property for any reason, and to enable the State’s or the Committee’s representatives to check the condition of the Encumbered Property at any time.

11.4
Not to remove the physical Encumbered Property or any part of it from the premises of the Incubator building without the State’s written agreement in advance, with the exception of the temporary removal of the Encumbered Property for the exclusive purpose of repairing it.

11.5
Not to sell, rent, give, transfer, and/or assign all or any part of the Encumbered Property to any third party whatsoever without receiving prior written consent from the State or pursuant to the provisions of the Agreement.

11.6
To immediately inform the State of the imposition of any attachment, the implementation of any action, the execution of any judgment, or the submission of a request for the appointment of a receiver for all or part of the Encumbered Property, and also to immediately notify any agency and/or third party that has imposed any such attachment or taken any such action. In addition, the Incubator undertakes to immediately perform at its own expense any action that may be required to rescind the attachment and/or revoke and/or cancel the action, as relevant.

11.7
The Incubator undertakes not to mortgage and/or encumber all or any part of the Encumbered Property to any third party with any other or additional lien and/or mortgage, whether prior, equal, subsequent, or junior, or any other encumbrance without receiving prior written permission from the State.

12.
After the full balance of the State loan for a certain project has been repaid (as specified in clause 13 of the agreement), those assets of the Project that were encumbered with regard to the said project shall be removed from the scope of the lien, pursuant to clause 12.3 of the Agreement. The State undertakes to deduct the sum that corresponds to the lien from the relative portion of the State loan, in keeping with the procedures of the technological incubators program of the Chief Scientist’s Office. In addition, the State shall deduct the sum that corresponds to the lien from the relative portion of the State loan that corresponds to the encumbered assets, in proportion to the sums that were not transferred to the Project and were returned to the State, or that were not transferred to projects that were shut down and/or that failed, in keeping with the procedures of the technological incubators program of the Chief Scientist’s Office.

13.
The Incubator hereby grants the State irrevocable power of attorney to carry out in its name, on its behalf, and at its expense any of the following activities: to file any suit against the insurance companies with regard to the insurance of all or part of the physical Encumbered Property, and to reach agreement with the insurance companies regarding the suits against them as the State sees fit, after notifying the Incubator, including agreements that constitute a compromise on or waiver of the Incubator’s rights, all or in part, and to sign an arbitration agreement and collect the insurance monies. The State shall have the right to undertake any of the aforementioned actions whether the insurance policy was/will be taken out by the Incubator or in its name or whether it was/will be taken out by the State.

14.
This lien shall in no way detract from any of the State’s rights to collect the guaranteed sums, in whole or in part, in ways other than by realizing its rights according to this Bond, and the realization of the State’s rights according to this Bond shall in no way detract from the State’s right to collect from the Incubator the balance of the guaranteed sums that were not repaid by realization of the lien that is the subject of this bond.

15.
The State shall be entitled to appoint a receiver and/or a liquidator and/or a special director and/or a trustee (“the Receiver”) for purposes of realizing the lien at its absolute and exclusive discretion, after it has given the Incubator prior warning of 30 days. In addition, if so requested the Incubator shall approve the fact of the appointment and/or the identity of the State’s choice of appointees.

16.
No waiver, discount, failure to take timely action, or extension granted by the State or on its behalf shall be considered a waiver of any sort of the State’s rights under this Certificate of Encumbrance, and shall in no way impede the State or its representatives from filing suit or undertaking any other procedure. Any concession by the State regarding any previous breach by the Incubator or previous failure to fulfill one or more of its obligations under this Bond and/or under the Agreement shall not be considered to justify some other breach and shall not constitute a precedent and/or leave for the Incubator to commit another breach.

17.
The books and accounts of the State and/or the Committee or the books and accounts of an organization or organizations that the State designates to pay out the loan (all or in part) to the Incubator shall be considered trustworthy by the Incubator and shall serve at any time as prima facie evidence against it with regard to sums the Incubator must repay and/or pay the State.

18.
In order to remove all doubt, the Incubator hereby declares and confirms that none of the provisions of this Certificate of Encumbrance in any way detracts from any of the Incubator’s obligations under the law or under any regulation that has been issued or rule that has been instituted in accordance with the law or according to any agreement that was made and/or shall be made between the State and the Incubator and/or according to any document that was and/or shall be signed by the Incubator with the State as the beneficiary.

19.	The Incubator’s address for the purposes of this Certificate of Encumbrance is the address of its office listed above.
20.
All of the expenses involved in drawing up, signing, implementing, and realizing this Certificate of Encumbrance and everything connected with it shall be paid by the Incubator to the State at its first request, with interest.

21.
The legal jurisdiction for this bond is hereby declared to be the competent court in the Jerusalem district; but the State shall be entitled to take legal action against the Incubator on all matters that pertain to this Certificate of Encumbrance in any other competent court as well.

22.	No revision and/or update of any of the provisions of this bond shall be valid unless it is executed in writing and signed by both sides.

In witness whereof we hereby affix our signatures:

The Incubator: ___________________

By the authorized signatories:

Name	Identity card no.	Position

1.

2.

Appendix F: Format for confirmation/release of the Project [by the State of Israel]

Date:_________
To: BioLine Innovations Jerusalem Limited Partnership

Dear Sir or Madam:

Re: Confirmation of repayment of the State loan for the “_____________________” project

In keeping with clause 12.3 of the agreement signed between us on _____________ (hereinafter: “the Incubator Agreement”), we hereby confirm as follows:

1.
The full amount of the State loan that was extended to you in connection with the project at issue (hereinafter: “the Project”) has been repaid in keeping with the conditions of the Incubator agreement.

2.	Any lien that was placed with us as a beneficiary with regard to the Incubator agreement shall no longer apply to the Project and all the assets and rights connected with it.
3.
As of the date of this letter, there shall no longer be any limitation—according to the Incubator Agreement and/or any lien that was placed with us as a beneficiary—on the Project and its assets and their transfer, sale, licensing and so forth, all subject to the restrictions that apply according to the Research and Development Law and subject to clause 7.1 of the director general’s provisions.

Respectfully yours,

Director of the Incubators Project
Office of the Chief Scientist
The State of Israel